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                                                                     EXHIBIT 3.3

                          THE MAJESTIC STAR CASINO, LLC
        First Amendment Of Third Amended And Restated Operating Agreement

THIS AMENDMENT is executed by BARDEN DEVELOPMENT, INC., an Indiana corporation ("Barden"), and GARY RIVERBOAT GAMING, LLC, an Indiana limited liability company.

WHEREAS Barden and Gary are the sole members, and Barden is the sole manager, of The Majestic Star Casino, LLC, an Indiana limited liability company (the "Company").

WHEREAS the Company is currently governed by the Company's Third Amended And Restated Operating Agreement of March 29, 1996 (the "Agreement").

NOW, THEREFORE, the parties hereto, acting in accordance with Section 13.1 of the Agreement, hereby wish to amend the Agreement as set forth herein.

1. Subsection 5.3(i) of the Agreement is hereby amended to include a fifth Clause thereof, which newly introduced Clause shall (a) immediately follow
Clause 5.3(i)(iv), (b) be identified as Clause 5.3(i)(v), and (c) read in its entirety as follows:

         (v) such payment is a management fee (and/or expense reimbursement) owing to the Manager in accordance with Section 5.5.

2. Section 5.5 of the Agreement is hereby amended, and, as so amended, is restated in its entirety to read as follows:

         5.5 Compensation. The Manager and/or its Affiliates shall be entitled to (a) reasonable compensation for their services to the Company in managing the affairs thereof, and (b) reimbursement for any out-of-pocket expenses incurred by them on the Company's behalf. Neither the terms nor the amount of any such management fees shall be subject to the approval of the Majority Interest or any other Members.

3. Except to the extent recited in this Amendment, the Operating Agreement shall be unchanged and each existing provision thereof shall be unamended.

4. This Amendment (a) shall be governed by and interpreted and enforced according to Indiana law, and (b) shall be binding upon and inure to the benefit of and be enforceable by the Company, its members and manager, and their respective successors and permitted assigns.

THE PARTIES HERETO have executed this Amendment on this 18th day of June, 1999.

GARY RIVERBOAT GAMING, LLC                 BARDEN DEVELOPMENT, INC.
By: BARDEN MANAGEMENT, INC, Manager

                                           By: /s/ Michael E. Kelly
By: /s/ Michelle R. Sherman                  --------------------------------
    -----------------------------------      Michael E. Kelly, Vice President
    Michelle R. Sherman, Vice President